Exhibit 5.1

Bennett Jones LLP 4500 Bankers Hall East, 855 - 2nd Street SW Calgary, Alberta, Canada T2P 4K7 Tel: 403.298.3100 Fax: 403.265.7219

April 6, 2015

Civeo Canadian Holdings ULC

Three Allen Center

333 Clay Street

Houston, Texas

77002

Dear Sirs:

Re:     Civeo Canadian Holdings ULC – Registration Statement on Form S-4

We have acted as counsel to Civeo Canadian Holdings ULC, an unlimited liability company governed by the Business Corporations Act (British Columbia) to be converted to a limited company in accordance with British Columbia law (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-201335), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the registration of common shares of the Company (the “Common Shares”) to be issued by the Company in connection with the Merger Agreement among the Company, Civeo Corporation, a Delaware corporation, and Civeo US Merger Co, a Delaware corporation (the “Merger Agreement”).

We have examined the Registration Statement and the form of Merger Agreement, which has been filed with the SEC as Annex A to the Registration Statement, together with all such corporate and public records, statutes, regulations and other documents as we have deemed relevant and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. We have additionally advised the Company in connection with the preparation of the Notice of Articles and Articles of the Company.

As to various questions of fact material to such opinion which were not independently established, we have relied upon certificates of public officials and officers of the Company. In reviewing all documents relevant to the opinions herein expressed, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of all natural persons signing such documents, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals, and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, facsimile, or true copies or reproductions.

We are qualified to practice law in the Province of British Columbia and this opinion is rendered solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based upon and subject to the qualifications and assumptions herein expressed, we are of the opinion that the Common Shares have been duly authorized by the Company and, when issued in

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accordance with the terms and conditions of the Merger Agreement, including the receipt by the Company of the consideration therefor, will be validly issued, fully paid and non-assessable shares of the Company.

The opinions expressed herein are given as at the date hereof and are based upon laws in effect and facts in existence as at the date hereof. The opinions expressed herein are given as at the date hereof, we express no opinion as to the effect of future laws or judicial or regulatory decisions on the subject matter hereof, and we specifically disclaim any obligation and make no undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement.

Yours truly,

/s/ BENNETT JONES LLP